EXHIBIT 23.3

                   [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

January 19, 2007

Citizens Banking Corporation
328 South Saginaw Street
Flint, Michigan 48502

Re: Citizens Banking Corporation Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement of Citizens Banking Corporation on Form S-4 (the "Registration Statement")

Ladies and Gentlemen:

         We hereby consent to the filing of our opinion letter dated October 23, 2006 as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including our opinion letter.

                                              Very truly yours,

                                              /s/ Wachtell, Lipton, Rosen & Katz